Exhibit 99.03

   DO NOT DESTROY THIS NOTE: WHEN PAID, THIS NOTE WITH DEED OF TRUST SECURING SAME, ESCROW NO. 100000- MUST BE SURRENDERED TO TRUSTEE FOR CANCELLATION BEFORE
                           RECONVEYANCE WILL BE MADE

                          NOTE SECURED BY DEED OF TRUST
                           INSTALLMENT - INTEREST ONLY


$300,000.00
BEVERLY HILLS, California.                                         July 15, 2001

In installments as herein stated, for value received, I/we jointly and severally, promise to pay to Medical Capital Management, Inc., a Delaware Corporation or order, at PLACE DESIGNATED BY BENEFICIARY the principal sum of Three Hundred Thousand Dollars and NO/100 DOLLARS ($300,000.00),

with interest from July 15, 2001 on unpaid principal at the rate of 18% per cent per annum, payable in installments of Four Thousand Five Hundred Dollars AND 00/100 DOLLARS
     ($4,500.00) OR MORE
on the 15th day of each month, beginning on July 15, 2001, and continuing until July 14, 2002, at which time the entire principal balance together with interest due thereon shall become due and payable.

THIS LOAN IS NOT ASSUMABLE AND THERE IS NO PREPAYMENT PENALTY.

UPON CONVEYANCE BY TRUSTOR OR UPON DIVESTMENT OF THEIR INTEREST, IN ANY MANNER IN THE PROPERTY DESCRIBED IN THE DEED OF TRUST SECURING THE NOTE, THE ENTIRE UNPAID BALANCE OF PRINCIPAL AND ACCRUED INTEREST SHALL, AT THE OPTION OF THE BENEFICIARY, BECOME ALL DUE AND PAYABLE.

IN THE EVENT THAT ANY PAYMENT IS NOT RECEIVED BY PAYEE OR PAYEES ASSIGNEE WITHIN TEN (10) DAYS FOLLOWING THE DUE DATE, SAID PAYMENT WILL INCUR AND HAVE ADDED TO IT AN AMOUNT EQUAL TO SIX PERCENT OF THE DEFAULTED PAYMENT. PAYMENT WILL THEN NOT BE ACCEPTED UNLESS LATE PAYMENT PENALTY IS TENDERED THEREWITH. ANY INSTALLMENT SUBMITTED AS PAYMENT AND DISHONORED BY DRAWEE BANK WILL AUTOMATICALLY INCUR LATE PAYMENT CHARGE.

THIS NOTE IS SUBJECT TO SECTION 2966 OF THE CIVIL CODE WHICH PROVIDES THAT THE HOLDER OF THIS NOTE SHALL GIVE WRITTEN NOTICE TO THE TRUSTOR, OR HIS SUCCESSOR IN INTEREST OF PRESCRIBED INFORMATION AT LEAST 60 AND NOT MORE THAN 150 DAYS BEFORE ANY BALLOON PAYMENT IS DUE.



Should default be made in payment of any of installment of principal or interest when due the whole sum of principal and interest shall at the option of the holder of this note become immediately due. Principal and interest payable in lawful money of the United States. If action be instituted on this note I/we promise to pay such sum as the Court may fix as attorney's fees. This note is secured by a Deed of Trust to VERDUGO SERVICE CORPORATION, a California corporation, as TRUSTEE.


PROPERTY:

/s/ Richard J. Kroop                    /s/ Dolores P.G. Kroop
-----------------------------------     ----------------------------------------
Richard J. Kroop                        Dolores P.G. Kroop